Exhibit 99.1

Contacts:
Media
Alecia Pulman (203) 682-8224
apulman@icrinc.com
For Immediate Release

Investor Relations
Tom Ryan (203) 682-8200
tryan@icrinc.com

Fitzhugh Taylor (203) 682-8261
ftaylor@icrinc.com

Ruth’s Hospitality Group, Inc. Announces Repurchase of Preferred Stock Investment

WINTER PARK, Fla. – March 9, 2012 - Ruth’s Hospitality Group, Inc., (Nasdaq: RUTH) today announced that it has repurchased and will retire all of the outstanding shares of its Series A 10% Convertible Preferred Stock owned by affiliates of Bruckmann, Rosser, Sherrill & Co. LLC (“BRS”) for $60.2 million in cash. The purchase price, which includes all accrued and unpaid dividends owed on the preferred stock, was funded using borrowings from the Company’s $100 million senior revolving credit facility.

As a result of the repurchase, the Company’s fully diluted common stock share count has decreased by approximately 8.6 million shares and the 10% dividend on the preferred stock, which amounted to $2.5 million in fiscal 2011, was eliminated. The Company will record a reduction of net income available to shareholders of approximately $36 million in the first fiscal quarter of 2012 to reflect the excess of the redemption value over the carrying value of the preferred shares redeemed. Excluding this reduction of net income available to shareholders, the Company expects this transaction to be accretive to earnings. With the retirement of the preferred shares, BRS will relinquish its board seat held by Stephen Sherrill.

“We are pleased to announce the repurchase of our outstanding preferred shares,” said Michael O’Donnell, Chairman, President and Chief Executive Officer of Ruth’s Hospitality Group. “This transaction reflects the significant progress our entire team has made since BRS’ investment in early 2010, which is further supported by the growth in sales and profitability that has allowed us to repay over $50 million in debt over the last seven quarters. Moreover, we believe that this transaction positions the Company for improved earnings during the foreseeable future and enhances our ability to generate cash, while still giving us the balance sheet flexibility to continue to invest in our business. Lastly, I would like to thank BRS for their confidence in our company, and Stephen for his guidance and service to our Board. We are deeply appreciative of the support that BRS provided us during what was a challenging economic environment.”

About Ruth’s Hospitality Group

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. Ruth’s Hospitality Group was founded in 1965 and currently has more than 150 Company and franchisee-owned locations worldwide.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s outlook on earnings, cash flow and operational flexibility. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include the risk factors identified in the reports the Company files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 25, 2011 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof.